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Gregory Tiberend
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SyntheMed, Inc. Adopts Shareholder Rights Plan

Iselin, NJ, May 20, 2008 - SyntheMed, Inc. (OTCBB: SYMD) announced today that its Board of Directors approved the adoption of a shareholder rights plan. The shareholder rights plan is designed to ensure that shareholders realize fair value and equal treatment in the event of an attempted takeover of the company and to protect the company and its shareholders against coercive takeover tactics. The plan was not approved for adoption as a result of any specific takeover attempt.

To implement the shareholder rights plan, the Board of Directors has declared a dividend distribution of one right for each share of SyntheMed common stock outstanding as of the close of business on June 2, 2008. Initially, the rights will be represented by SyntheMed common stock certificates, will not be traded separately from the common stock and will not be exercisable. The rights generally will become exercisable following any person becoming an “acquiring person” by acquiring, or commencing a tender offer to acquire, beneficial ownership of 15% or more of the outstanding shares of SyntheMed common stock. If a person becomes an “acquiring person,” each holder of a right, other than the acquirer, would be entitled to receive, upon payment of the then purchase price, a number of shares of SyntheMed common stock or other securities having a value equal to twice the purchase price. If SyntheMed is acquired in a merger or other business combination transaction after any such event, each holder of a right, other than the acquirer, would be entitled to receive, upon payment of the then purchase price, shares of the acquiring company having a value equal to twice the purchase price. The rights are scheduled to expire on June 2, 2018 unless earlier redeemed, terminated or exchanged in accordance with the terms of the shareholder rights plan.

In connection with the adoption of the rights plan, a committee of the Board of Directors comprised of independent directors is to review the rights plan at least once every three years to determine whether maintaining the rights plan continues to be in the best interests of the company and its stockholders.

The rights plan and the terms of the rights are governed by a rights agreement dated May 20, 2008 between SyntheMed and its transfer agent. The foregoing description of the rights plan does not purport to be complete and is qualified in its entirety by reference to the full text of the rights agreement, which will be filed with the Securities and Exchange Commission.

About SyntheMed, Inc.

SyntheMed, Inc. is a biomaterials company engaged in the development and commercialization of anti-adhesion products, drug delivery products and other surgical implants. The company is primarily focused on the advancement and expansion of product development programs based on its proprietary bioresorbable polymer technology.

Statements in this Press Release that are not statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements.  Reference is made to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007 for a description of these, as well as other, risks and uncertainties.

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